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                                                                  Exhibit 10.20

                   [COPYRIGHT CLEARINGHOUSE, INC. LETTERHEAD]

August 20, 1996

Mr. Mouli Cohen
President and CEO
Aristo International Corporation
152 W. 57th Street
New York, NY 10019

           Re: "PLAYNET" Service Agreement

Dear Mouli:

The following is the agreement between us pursuant to which we ("we" or "us") will provide music licensing and consulting services to you or any companies through which you now or in the future do business.

1. Services. We shall provide music licensing and consulting services in matters relating to the system currently to be called "Playnet", which is an on-line "virtual" jukebox. These services will include the key activities set forth in Phase One and Phase Two on Exhibit A attached hereto. It is understood that we will contact ASCAP, BMI, RIAA and such individual record labels and publishers if and as we deem appropriate, with regard to blanket and per play license fees for the performance of selections through the Playnet system. We will attempt to negotiate an accounting standard with licensors for payment of blanket and per play fees that may be due as a result of the installation of the Playnet system. At such time as you are required to begin the continuing distribution of per play royalties to licensors, we agree to negotiate in good faith, a fee for providing such services to you. We will provide you with a bi-weekly written report (due every other Friday) of the progress being made, and the companies and societies being contacted.

2. Compensation. You shall pay us a minimum, non-cumulative, non-returnable, monthly retainer against hourly fees. Hourly fees are $300 for Ron Gertz, $250 for Doug Brainin, $250 for an additional attorney designated by us as necessary, and $150 for associates. For the first three months of the agreement, the retainer shall be $25,000 per month. Thereafter, the retainer shall be $20,000 per month. Retainer fees are due on the first of each month. We shall inform you when monthly billings are about to exceed the retainer. You shall reimburse us for our


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Mr. Mouli Cohen
August 20, 1996
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reasonable expenses incurred in connection with rendering services, provided such expenses receive your prior approval. Invoices for approved overages and expenses will be billed monthly, and are due and payable upon receipt. All statements will be prepared with sufficient detail to permit you to identify the person performing the work, the specific task performed and the amount of time spent.

             a. Additional compensation:

             i. At the end of the first full year of operation, you will also pay to us a minimum floor of one (1)% of 100% of your gross receipts, or 10% of your net revenues for the year, whichever is greater.

             ii. At the end of each three-month period, if this agreement has not been terminated by you, we shall receive options to purchase 25,000 shares of your stock at $5.50 per share (i.e., a total of 100,000 shares at the end of the first year), which options shall be exercisable only between September 1, 1997 (and not before) and December 31, 2005, after which time such options shall expire if not previously exercised.

3. Term of agreement. The term of this agreement is one year from the date hereof. This agreement is terminable by either party on fifteen days prior written notice. However, the additional compensation provided for in paragraph 2 a (i) above, shall become fully vested and payable if this agreement has not been terminated by you prior to the beginning of the tenth month hereof.

4. Confidentiality. We agree that information regarding the number of individual "plays" of recordings on the Playnet system (the "Confidential Play Information") will not be used for any purpose other than rendering the services provided for herein, without your prior written approval. We further agree to keep the Confidential Play Information confidential, to safeguard it, and not to disclose it, to any person, firm or corporation other than those directly involved in providing our services and the licensors that require such information, and that the obligation of confidentiality shall survive the expiration or termination of this agreement. We acknowledge your ownership of the Playnet system and concept, and we will not challenge that ownership or attempt to incorporate or otherwise use it for our commercial gain. You acknowledge that we may provide music licensing and consulting services to others. You agree that information regarding the composers, publishers, administrators, society affiliation, and percentage of ownership of individual musical compositions and recordings contained in your proprietary music ownership database, SONGDEX, (the Confidential Ownership Information) which may be used by us in rendering services hereunder, is our property. To the extent that the Confidential Ownership Information is disclosed to you, you agree to keep the Confidential Ownership Information confidential, to safeguard it, and not to disclose it, to any person, firm or corporation, other than those in your company directly involved in the execution of license agreements and the
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Mr. Mouli Cohen
August 20, 1996
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payment of per play royalties, and that the obligation of confidentiality shall survive the expiration or termination of this agreement.

5. License agreements and initial license fee payments. You will promptly review, sign and return to us all license agreements negotiated by us on your behalf, together with any initial payments required thereby, made payable to the content licensors. We will forward agreements and license fee payments to the content licensors and will use best efforts to complete all documentation required to establish your initial relationship with such content licensors. These agreements and payments will be required to establish the initial relationship between you and the content licensors, but this section will not obligate us to administer any of the ongoing collection and distribution of royalties and/or fees unless and until a separate compensation relationship is agreed upon between us as described in section 1 herein.

6. Warranties and representations. Our services shall be performed in accordance with our customary business practices. We represent that ownership and/or licensing information regarding composers, publishers or record masters comes from generally available music industry sources and not from a search of the records of the United States Copyright Office. We shall undertake searches of the Copyright Office only upon your request, and shall have no obligation or liability to you in relying upon information secured from generally available music industry sources. You agree to indemnify and hold us harmless from and against any and all claims, damages, liability, cost and expense, including reasonable attorneys' fees, arising out of your use of any copyright or property right unless such claims, damages, liability, cost and expense are a direct result of our negligence action or omission. In the event you obtain an errors and omissions insurance policy in connection with your activities, we shall be carried as an additional insured on said policy.

If the foregoing reflects your understanding of our agreement, please indicate your acceptance by signing below and returning this letter to us along with a check in the amount of $25,000.00 for the first month retainer. A duplicate original is enclosed for your files.

Sincerely,

/s/ Ronald H. Gertz

Ronald H. Gertz, Esq.
President

                                Agreed and accepted:

                                /s/ Mouli Cohen

                                Mr. Mouli Cohen
                                Chief Executive Officer
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                               EXHIBIT A

I.  Phase One: Planning, Consulting and SEC Filing

    A.  Time Line: 30 days

    B.  Key Activities

        1. Recruit one or more major record companies to participate in the MusicPlus program prior to the SEC filing. Seek exclusive relationships and public relations cooperation where possible.

        2. Develop negotiation strategies with publishers and the performing rights societies to include blanket fees, per-use fees and an appropriate carve-out. (Note: A blanket license fee allows a licensee to perform any and all compositions from a performing rights society's repertoire at any time in exchange for an annual fee. Per-use fees allow a licensee to account and pay for performances, directly to the copyright proprietor, on a per use basis. A Carve-out is the methodology by which blanket fees are reduced when per-use fees are employed. Carve-out licenses are complicated and require extensive negotiations with publishers, the performing rights societies, record companies and the RIAA.)

        3. Develop strategies with record companies and the RIAA to include blanket fees, per-use fees and an appropriate came-out.

II. Phase II: Negotiations, Clearance and License Administration

    A.  Time line: Ongoing after Phase I

    B. Activities: Negotiate with publishers and/or the performing rights societies and otherwise implement the agreed upon negotiating strategy; Negotiate with record companies and/or the RIAA and otherwise implement the agreed upon negotiating strategy; Draft and negotiate license forms; Arrange for the payment of any required advances/guarantees and/or initial license fees.